Exhibit 10.3

FIRST AMENDMENT

THIS FIRST AMENDMENT dated as of July 3, 2009 (this “Amendment”) amends the Fourth Amended and Restated Credit Agreement dated as of July 12, 2007 (the “Credit Agreement”) among REGIS CORPORATION, a Minnesota corporation (the “Borrower”), the LENDERS party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”).  Capitalized terms used but not defined herein have the respective meanings given to them in the Credit Agreement.

WHEREAS, the Borrower has requested certain amendments to the Credit Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.           AMENDMENTS.  Subject to the conditions precedent set forth in Section 3, the Credit Agreement is amended as follows:

1.1          Amendment of Certain Definitions.  The following definitions in Section 1.01 are amended in their entirety to read as follows, respectively:

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day; (b) the Federal Funds Rate in effect on such day plus ½ of 1%; and (c) the sum of 1.00% plus the Offshore Rate that would be applicable for an Interest Period of one month beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day).  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, determined in accordance with GAAP, the sum, without duplication, of (a) net income (or net loss) for such period, excluding any extraordinary non-cash gains during such period (provided that the net income of any Person that is not a Subsidiary of the Company shall be included in the consolidated net income of the Company only to the extent of the amount of cash dividends or distributions paid by such Person to the Company or to a consolidated Subsidiary of the Company), plus (b) to the extent included in the determination of such net income (or net loss), (i) all amounts treated as expenses for depreciation (including, without duplication, non-cash gains and losses upon the closing and abandonment of any non-franchised store locations) and interest paid or accrued and the amortization of intangibles of any kind, plus (ii) all taxes paid or accrued and unpaid on or measured by income, plus (iii) any Designated Charges plus (iv) any non-cash interest expense on Indebtedness convertible into shares of common stock of the Borrower plus (c) the amount of any other charge in respect of non-recurring expenses arising in connection with Acquisitions, to the extent approved by the Administrative Agent and the Required Lenders; provided that (A) if the Company or any Subsidiary acquires a Person (an “Acquired Person”) in an Acquisition in such period, then all of the Acquired

Person’s EBITDA (calculated for such Person as set forth above without giving effect to clause (c)) for the four fiscal quarters then ended shall be added to EBITDA, and if the Company or any Subsidiary sells all or substantially all of the stock or assets of any Subsidiary in any such period, then the EBITDA of such Subsidiary (calculated for such Person as set forth above without giving effect to clause (c)) shall be deducted from EBITDA and (B) all non-cash losses and expenses and non-cash impairment charges (including non-cash compensation expense and non-cash impairment of goodwill and other intangibles or arising in connection with any Joint Venture) taken in such period shall be added back to EBITDA for such period and all cash payments made in such period that arise out of non-cash losses or expenses and impairment charges taken in any previous period shall be subtracted from EBITDA.

“Fixed Charges” means, with respect to the Company and its Subsidiaries on a consolidated basis, as of any date of determination, (a) interest expense paid or accrued on outstanding Indebtedness for the period of four fiscal quarters ending on the date of determination (excluding non-cash interest expense on Indebtedness convertible into shares of common stock of the Borrower), and (b) Rental Expense paid or accrued in such period.

“Note Agreements” means, collectively, (a) the Amended and Restated Private Shelf Agreement dated as of October 3, 2000 between the Company and the purchasers named therein, (b) the Note Purchase Agreement dated as of March 1, 2002 between the Company and the purchasers named therein and (c) the Master Note Purchase Agreement dated as of March 15, 2005 between the Company and the purchasers named therein; provided that after the effectiveness of the First Amendment to this Agreement, the term Note Agreements shall refer solely to the agreement referred to in clause (a) above.

1.2          Addition of Definition.  The following definition is added to Section 1.01 in proper alphabetical order:

“Designated Charges” means the first $6,000,000 of non-recurring cash charges taken by the Borrower after June 30, 2009 related to (i) severance expenses or (ii) lease termination expenses for locations operated from the Company’s business headquartered in the United Kingdom.

1.3          Accounting Principles.  The following subsection 1.03(d) is added in proper sequence:

(d)  Notwithstanding the foregoing provisions of this Section 1.03 or any other provision of this Agreement, the outstanding principal amount of all Indebtedness of any Person shall be equal to the actual outstanding principal amount thereof irrespective of the amount that might otherwise be accounted for under GAAP as the amount of the liability of such Person with respect to such Indebtedness, and any determination of the net income (or net loss), equity or assets of any Person shall not take into account any effect of marking any such outstanding Indebtedness of such Person to market value.

1.4          Interest Rates.  Subsection 2.10(a) is amended in its entirety to read as follows:

(a)  Each Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to (i) the Offshore Rate or the Base Rate, as the case may be (and subject to the Company’s right to convert to the other Type of Loan under Section 2.04), plus (ii) the Applicable Margin for the relevant Type of Loan plus (iii) if such Loans are Offshore Currency Loans, the Associated Costs Rate, if applicable.

1.5          Default Rate.  Subsection 2.10(c) is amended by inserting the words “for Base Rate Loans” immediately after the words “Applicable Margin” near the end of the first sentence thereof.

1.6          Deletion of References to Utilization.  (a)  The second sentence of subsection 2.11(b) is deleted in its entirety; and (b) the existing subsection 2.12(b) is deleted in its entirety (and the existing subsection 2.12(c) is redesignated as 2.12(b)).

1.7          Lien Basket.  Subsection 8.01(i) is amended in its entirety to read as follows:

(i)  other Liens securing Indebtedness that does not exceed in the aggregate at any one time outstanding the lesser of (x) two percent (2%) of Net Worth as set forth in the most recently delivered Compliance Certificate pursuant to Section 7.02(a) and (y) the maximum amount of such secured Indebtedness that, when aggregated with all other outstanding Priority Debt (within the meaning of the applicable Note Agreement), would be permitted under each Note Agreement; provided that such Liens may not secure any Note Agreement or any other Indebtedness (excluding Capital Lease Obligations) to a bank, insurance company or other financial institution in excess of $10,000,000.

1.8          Investments.  Subsection 8.04(d)(iii) is amended by replacing the amount “$100,000,000” with the amount “$20,000,000”.

1.9          Fixed Charge Coverage Ratio.  Subsection 8.15(b) is amended by replacing the ratio “1.50 to 1.00” with the ratio “1.30 to 1.0”.

1.10        Minimum Net Worth.  Section 8.16 is amended in its entirety to read as follows:

8.16        Minimum Net Worth.  (a)  The Company shall not, as of June 30, 2009, permit Net Worth to be less than the sum of (a) $675,000,000 plus (b) on a cumulative basis, 25% of the positive net income earned during each fiscal quarter commencing on or after March 31, 2007.

(b)  The Company shall not, as of the last day of any fiscal quarter ending after June 30, 2009, permit Net Worth to be less than the sum of (i) $800,000,000, plus (b) on a cumulative basis, twenty-five percent (25%) of the positive net income earned during each fiscal quarter commencing on or after June 30, 2009, plus (c) on a cumulative basis, fifty percent (50%) of the net cash proceeds received from the issuance of equity securities of the Company, if any, after June 30, 2009 minus (d) the lesser of (i) $50,000,000 and (ii) Special Charges taken or incurred after March 31, 2009.  For purposes of clause (d) above, “Special Charges” means (1) impairment of goodwill and other intangibles; (2) non-cash charges related to discontinued operations; and (3) non-cash net reductions to accumulated other comprehensive income (other than reductions related to pensions, post-retirement benefits and similar retirement adjustments).

1.11        Restricted Payments Covenant.  Article VIII is amended by adding the following Section 8.18 at the end thereof:

8.18         Restricted Payments.  The Company shall not, and shall not permit any Subsidiary to, (i) declare or pay any dividend or make any other distribution (whether in cash, securities or other property) on any of its stock or other equity interests or any warrants, options or other rights with respect thereto (any of the foregoing, “Equity Interests”) or (ii) purchase, redeem or otherwise acquire for value any of its Equity Interests (any such declaration, payment, distribution, purchase or other acquisition, a “Restricted Payment”); provided that:

(a)  any Subsidiary may declare and pay dividends, and make other distributions, to the Company or any other Subsidiary;

(b)  the Company may declare and pay stock dividends; and

(c)  so long as no Default or Event of Default exists, the Company and its Subsidiaries may make other Restricted Payments; provided that if the Leverage Ratio as of the last day of the most recently ended fiscal quarter was greater than 2.00 to 1.0, then neither the Company nor any Subsidiary will make any Restricted Payment pursuant to this clause (c) if, after giving effect thereto, the aggregate amount of all such Restricted Payments made during the 12-month period ending on the date of such Restricted Payment would exceed $20,000,000.

1.12        Amendment to Pricing Schedule.  Schedule 1.01(a) is replaced by Schedule 1.01(a) hereto (and the revised pricing set forth in such Schedule shall be effective immediately upon the effectiveness of this Amendment based upon the Leverage Ratio as of March 31, 2009).

1.13        Reduction of Aggregate Commitment.  The Aggregate Commitment is reduced to $300,000,000 and, accordingly, Schedule 2.01 is replaced by Schedule 2.01 hereto.

SECTION 2.           Representations and Warranties.  The Borrower represents and warrants to the Administrative Agent and the Lenders that as of the date of effectiveness of this Amendment (and after giving effect to such effectiveness): (a) the representations and warranties of the Borrower set forth in the Credit Agreement will be true and correct in all material respects (except to the extent stated to relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date); and (b) no Default or Event of Default will exist.

SECTION 3.           CONDITIONS PRECEDENT.  This Amendment shall become effective on the date (which shall be on or before August 15, 2009) on which the Administrative Agent has received the following:

(a)           Counterparts of this Amendment signed by the Borrower and the Required Lenders.

(b)          A Confirmation substantially in the form of Exhibit A signed by each Loan Party.

(c)           An amendment fee for each Lender that, on or prior to 4:00 p.m. on July 2, 2009, delivers a signed counterpart of this Amendment to the Administrative Agent, such fee to be equal to the product of 0.125% multiplied by such Lender’s Commitment (after giving effect to the reduction of the Aggregate Commitment pursuant to Section 1.9).

(d)         Payment of all invoiced fees and expenses of the Administrative Agent (including reasonable attorneys’ fees and expenses).

(e)           Evidence that the Borrower has received proceeds from the issuance (after June 26, 2009) of not less than $250,000,000 of common stock of the Borrower or debt securities convertible into such common stock of which not less than $125,000,000 shall be proceeds of the issuance of common stock.

(f)           Evidence that the Borrower has paid all of its obligations under the Note Agreements listed on Annex 1.

(g)          Evidence that the Note Agreement listed on Annex 2 has been amended in a manner consistent with the amendments set forth herein and otherwise reasonably satisfactory to the Administrative Agent

(h)          A Termination of Intercreditor Agreement substantially in the form of Exhibit B signed by each party thereto.

SECTION 4.           MISCELLANEOUS.

4.1          Expenses.  The Company agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with this Amendment and the transactions contemplated hereby.

4.2          Incorporation of Credit Agreement Provisions.  The provisions of Sections 1.02 (Other Interpretive Provisions), 11.14 (Severability) and 11.17 (Waiver of Jury Trial) of the Credit Agreement are incorporated by reference as if fully set forth herein, mutatis mutandis.

4.3          Signing in Counterparts.  This Amendment may be signed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.  A signature hereto delivered by facsimile or in .pdf format shall be effective as delivery of an original counterpart.

4.4          Governing Law.  THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS.

4.5          Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

4.6          Effect of Amendment.  Except as expressly set forth herein, this Amendment shall not (a) limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document or (b) alter, modify or amend any term or condition set forth in the Credit Agreement or any other Loan Document.

4.7          Termination of Intercreditor Agreement.  Each Lender authorizes the Administrative Agent to execute and deliver a Termination of Intercreditor Agreement substantially in the form of Exhibit B concurrently with (or immediately prior to) the effectiveness of this Amendment.

[Remainder Of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

REGIS CORPORATION

By:	/s/ Randy L. Pearce
Title:	Senior Executive Vice President, Chief Financial and Administrative Officer

Regis First Amendment

To Revolving Facility

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent

By:	/s/ Krys Szremski
Title:	Vice President

Regis First Amendment

To Revolving Facility

BANK OF AMERICA, N.A.

By:	/s/ Steve K. Kessler
Title:	Senior Vice President

Regis First Amendment

To Revolving Facility

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Victor Pierzchalski
Title:	Authorized Signatory

Regis First Amendment

To Revolving Facility

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Scott Degler
Title:	Vice President

Regis First Amendment

To Revolving Facility

SUNTRUST BANK

By:	/s/ Michael Vegh
Title:	Vice President

Regis First Amendment

To Revolving Facility

U.S. BANK NATIONAL ASSOCIATION

By:
Title:

Regis First Amendment

To Revolving Facility

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Mark Halldorson
Title:	Vice President

Regis First Amendment

To Revolving Facility

ROYAL BANK OF CANADA

By:	/s/ Dustin Craven
Title:	Attorney-in-Fact

Regis First Amendment

To Revolving Facility

SCHEDULE 1.01(a)

PRICING SCHEDULE

The Applicable Margin for Offshore Rate Loans and for Base Rate Loans and the Applicable Facility Fee Percentage shall be determined in accordance with the table below based on the applicable Leverage Ratio (as determined in accordance with the most recent annual audited or quarterly unaudited financial statements delivered pursuant to Section 7.1 and the corresponding compliance certificate delivered pursuant to subsection 7.2(a) (the “Financials”)). Adjustments, if any, to the Applicable Margin and the Applicable Facility Fee Percentage shall be effective five Business Days after the earlier of (a) the date on which the Company is required to file its Financials with the SEC and (b)(i) in the case of the annual audited Financials, 90 days after the end of each fiscal year of the Company, and (ii) in the case of the quarterly unaudited Financials, 45 days after the end of each of the first three quarters of each fiscal year of the Company; provided that if the Company fails to file any Financials on a timely basis, Level IV shall apply until such Financials are filed.

Level	Level I	Level II	Level III	Level IV
Leverage Ratio	<1.75 to 1.0	>1.75 to 1.0 and <2.25 to 1.0	>2.25 to 1.0 and <2.75 to 1.0	>2.75 to 1.0
Applicable Margin for Offshore Rate Loans (bps)	200	225	245	285
Applicable Margin for Base Rate Loans (bps)	100	125	145	185
Applicable Facility Fee Percentage (bps)	25	25	30	40

If, as a result of any restatement of or other adjustment to Financials or for any other reason, the Lenders determine that (a) the Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (b) a proper calculation of the Leverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Company shall automatically and retroactively be obligated to pay to the Administrative Agent for the benefit of the Lenders, promptly following demand by the Administrative Agent (accompanied by supporting materials (which may be in the form of Financials prepared by the Company or the Company’s independent auditors)), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Leverage Ratio would have resulted in lower pricing for such period, the Lenders shall have no obligation to repay any interest or fees to the Company; provided that if, as a result of any restatement or other event a proper calculation of the Leverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by the Company pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees paid for all such periods.

SCHEDULE 2.01

COMMITMENTS AND PRO RATA SHARES

Lenders	Commitment	Pro Rata Share
JPMorgan Chase Bank, N.A.		$15.000000001%
Bank of America, N.A.		$27.857142858%
The Bank of Tokyo-Mitsubishi UFJ, Ltd., Chicago Branch		$12.857142857%
Wachovia Bank, N.A.		$12.857142857%
SunTrust Bank		$8.571428571%
U.S. Bank National Association		$8.571428571%
Wells Fargo Bank, National Association		$8.571428571%
Royal Bank of Canada		$5.714285714%
TOTAL		$100.000000000%

EXHIBIT A

FORM OF CONFIRMATION

                   , 2009

To:	JPMorgan Chase Bank, N.A., individually and as Administrative
Agent, and the other financial institutions that are
parties to the Credit Agreement referred to below

Please refer to the First Amendment dated as of the date hereof (the “Amendment”) to the Fourth Amended and Restated Credit Agreement dated as of July 12, 2007 (the “Credit Agreement”) among Regis Corporation, a Minnesota corporation, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.  Capitalized terms used but not otherwise defined herein have the respective meanings given to them in the Credit Agreement.

Each of the undersigned hereby confirms to the Administrative Agent and the Lenders that such undersigned has received a copy of the Amendment and that, after giving effect to the Amendment and the transactions contemplated thereby, each Loan Document to which such undersigned is a party continues in full force and effect and is the legal, valid and binding obligation of such undersigned, enforceable against such undersigned in accordance with its terms.

REGIS CORPORATION
REGIS INC.
SUPERCUTS CORPORATE SHOPS, INC.
SUPERCUTS, INC.
THE BARBERS, HAIRSTYLING FOR MEN
& WOMEN, INC.
REGIS CORP.
HAIR CLUB FOR MEN, LLC

By:	/s/ Randy L. Pearce
Name:	Randy L. Pearce
Title:	Senior Executive Vice President, Chief Financial and Administrative Officer

EXHIBIT B

FORM OF
TERMINATION OF INTERCREDITOR AGREEMENT

                   , 2009

The Prudential Insurance Company of America,

and various affiliates thereof

c/o Prudential Capital Group
Two Prudential Plaza, Suite 5600
Chicago, Illinois, 60601-6716
Attention: Wiley S. Adams

Ladies/Gentlemen:

Please refer to (a) the First Amendment dated as of the date hereof (the “Revolver Amendment”) to the Fourth Amended and Restated Credit Agreement dated as of July 12, 2007 (the “Credit Agreement”) among Regis Corporation (the “Company”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent; (b) the First Amendment dated as of the date hereof (the “Term Amendment”) to the Term Loan Agreement dated as of October 3, 2008 (the “Term Loan Agreement”) among the Company, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent; (c) Amendment No. 6 to Amended and Restated Private Shelf Agreement dated as of July 3, 2009 (the “Pru Amendment”) among the Company and various affiliates thereof and The Prudential Insurance Company of America and various affiliates thereof; and (d) the Intercreditor Agreement (the “Intercreditor Agreement”) among various creditors of the Company, including JPMorgan Chase Bank, N.A., as Administrative Agent, and various insurance companies and their affiliates.

The undersigned agree that concurrently with the effectiveness of the Revolver Amendment, the Term Amendment and the Pru Amendment, the Intercreditor Agreement shall terminate and be of no further force or effect.  Please evidence your agreement to the foregoing by signing and returning a counterpart of this letter agreement.

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent under each of the Credit Agreement and the Term Loan Agreement

By:
Title:	Vice President

Acknowledge and Agreed:

PRUDENTIAL INVESTMENT MANAGEMENT, INC.
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
PRUCO LIFE INSURANCE COMPANY

By:
Vice President

RGA REINSURANCE COMPANY
MUTUAL OF OMAHA INSURANCE COMPANY
RELIASTAR LIFE INSURANCE COMPANY
UNION SECURITY INSURANCE COMPANY
PHYSICIANS MUTUAL INSURANCE COMPANY
FARMERS NEW WORLD LIFE INSURANCE COMPANY
ZURICH AMERICAN INSURANCE COMPANY
SECURITY BENEFIT LIFE INSURANCE COMPANY, INC
BAYSTATE INVESTMENTS, LLC
ING LIFE INSURANCE AND ANNUITY COMPANY
MEDICA HEALTH PLANS
MTL INSURANCE COMPANY

By:	Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

By:
Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY
PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
UNIVERSAL PRUDENTIAL ARIZONA REINSURANCE COMPANY

By:	Prudential Investment Management, Inc.,
as investment manager

By:
Vice President

GIBRALTAR LIFE INSURANCE CO., LTD.

By:	Prudential Investment Management (Japan),
Inc., as Investment Manager
By:	Prudential Investment Management, Inc.,
as Sub-Adviser

By:
Vice President

The undersigned consent to the foregoing:

REGIS CORPORATION
REGIS INC.
SUPERCUTS CORPORATE SHOPS, INC.
SUPERCUTS, INC.
THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.
REGIS CORP.
HAIR CLUB FOR MEN, LLC

By:	/s/ Randy L. Pearce
Name:	Randy L. Pearce
Title:	Senior Executive Vice President, Chief Financial and Administrative Officer

ANNEX 1

NOTE AGREEMENTS TO BE PAID

Note Purchase Agreement dated as of March 1, 2002 among the Company and various purchasers.

Note Purchase Agreement dated as of March 1, 2005 among the Company and various purchasers.

ANNEX 2

NOTE AGREEMENT TO BE AMENDED

Amended and Restated Private Shelf Agreement dated as October 3, 2000 among the Company, Prudential Investment Management, Inc., The Prudential Insurance Company of America, Pruco Life Insurance Company, Pruco Life Insurance Company of New Jersey and the other “Prudential Affiliates” that pursuant to the terms thereof have become bound by certain provisions thereof.